Exhibit 10.2

AMENDMENT NO. 1 TO COLLABORATION AND LICENSE AGREEMENT

This Amendment No. 1 to the Collaboration and License Agreement (“Amendment”) is made and entered into by and between Kyowa Hakko Kirin Co., Ltd., a company organized and existing under the laws of Japan, with an address at 1-6-1 Ohtemachi, Chiyoda-ku, Tokyo, 100-8185, Japan (“KHK”) and Ultragenyx Pharmaceutical Inc., a company organized and existing under the laws of the State of Delaware, with an address at 60 Leveroni Court, Novato, CA 94949 (“Ultragenyx”).

RECITALS

A.	WHEREAS, KHK and Ultragenyx entered into a Collaboration and License Agreement effective as of August 29, 2013 (the “Agreement”).

B.	WHEREAS, both Parties wish to amend the Agreement as set forth below.

C.	NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties agree as follows:

1.	This Amendment shall be effective as of August 24, 2015 (the “Amendment Effective Date”).

2.	A new Section 2.1.4 shall be added that provides as follows:

“2.1.4.  Licenses for Japan and Korea.  Subject to the terms and conditions of this Agreement, KHK hereby grants to UGNX a non-exclusive, royalty-free license under the Licensed Technology to Develop the Licensed Products in the Field in Japan and the Republic of Korea (“Korea”) until the completion of UGNX Core Development Activities in Japan and Korea, respectively; provided, however, that any activities in Japan or Korea other than activities incorporated in the Core Development Plan pursuant to Section 4.2.1 remain within KHK Non-Core Development Activities as stipulated in Section 4.11.1(a) and out of the scope of this license in this Section 2.1.4. For the avoidance of doubt, any and all regulatory activities related to applications or filing for Marketing Approvals and Pricing and/or Reimbursement Approvals in Japan and Korea remain within KHK Non-Core Development Activities.”

3.	The existing Section 2.1.4 in the Agreement shall be renamed Section 2.1.5.

4.	Section 4.2.1 shall be deleted in its entirety and replaced with the following:

“The Parties shall prepare in writing an overall Development plan and budget (as such plan and budget may be amended from time to time in accordance with this Agreement, the “Core Development Plan”) covering the entire Development period and the Development activities and costs required in order to obtain and maintain the Marketing Approvals and (if applicable) the Pricing and/or Reimbursement Approvals for the Licensed Products (including Phase 4 Clinical Trials, if applicable) for the First Indication and Additional Indications, if any, in the Profit Share Territory, the European Territory, Japan and Korea (such activities, the “Core Development Activities”), provided that the Core Development Plan related to Japan and/or Korea shall be limited to Clinical Trials mutually agreed by the Parties. The Parties acknowledge and agree that, in the Profit Share Territory and the European Territory, it is their intent to seek Marketing Approval in the First Indication for a label that is as broad as reasonably possible (including, for clarity, broad use by age), taking into account, among other things, the requirements of Applicable Laws and the interest in making Licensed Products in the Field commercially available in a timely manner.  In the Profit Share Territory and the European Territory, in addition to Clinical Trial(s) designed to obtain Marketing Approval for pediatric patients from the age of five (5) through the age of eighteen (18), unless otherwise agreed upon in writing by the Parties, the Core Development Plan shall include a Clinical Trial for pediatric patients below the age of 5.  For clarity, the Core Development Plan and Core Development Activities shall cover the 001 and 002 Studies.  The initial Core Development Plan has been mutually agreed in writing by the Parties as of the date of signing this Agreement, and shall be the operative Core Development Plan until amended with the approval of the JSC.”

5.	Section 4.3.1(a) shall be deleted in its entirety and replaced with the following:

“UGNX shall be the lead Party for the Development of Licensed Products in the Field in the Profit Share Territory, the European Territory, Japan and Korea (“Lead Development Party”) for the following activities beginning on the Effective Date (collectively, “UGNX Core Development Activities”): (i) all of the Core Development Activities (except for the 001 and 002 studies) conducted in the Profit Share Territory through the day immediately preceding the Profit Share Territory Transition Date; (ii) all of the Core Development Activities conducted in the European Territory through the day immediately preceding the applicable European Transition Date; and (iii) all of the Core Development Activities conducted in Japan and Korea; provided, however, that UGNX shall in each case under (i) and (ii) continue to be the Lead Development Party for any Phase 4 Clinical Trials and/or Clinical Trials for additional indications in the Field (but excluding for clarity Phase 5 Clinical Trials), if any, commenced (Initiation) by UGNX in the Profit Share Territory or the European Territory prior to the Profit Share Territory Transition Date or the Applicable European Transition Date, as applicable, until completion of such respective Clinical Trial (“On-Going Clinical Trials”).”

6.	A new Section 4.9.1(d) shall be added that provides as follows:

“KHK shall be solely responsible for one hundred percent (100%) of the Development Costs for all of the Core Development Activities in Japan and Korea.”

7.	A new Section 4.13 shall be added that provides as follows:

“4.13Subcontractors in Japan and Korea.

4.13.1In Japan and Korea respectively, in addition to complying with Sections 2.2 and 17.10, UGNX shall have CROs and /or any other subcontractors which UGNX employs to carry out the Development of the Licensed Products maintain complete and accurate scientific records of the Development of the Licensed Products and shall store such records in accordance with the conditions and terms under the provisions of Good Clinical Practice of Japan and that of Korea, including their future amendments.

In Japan and Korea, respectively, UGNX shall have the CROs and/or any other subcontractors employed to carry out the Development of the Licensed Products accept any inspection by relevant Regulatory Authorities and allow such Regulatory Authorities to access any scientific records of the Development of the Licensed Products. UGNX shall advise KHK promptly, but in no event later than thirty (30) days after UGNX’s receipt of notice thereof, of any planned Regulatory Authority visit to the CROs and/or subcontractors or any written inquiries by a Regulatory Authority concerning such CROs and/or subcontractors in the relevant country.  If the Regulatory Authority makes an unannounced or unplanned visit, or if UGNX does not have at least thirty (30) days’ notice of the visit, UGNX shall inform KHK of the visit within one (1) Business Day after UGNX obtains actual knowledge of the visit.  UGNX shall inform KHK as soon as practicable regarding the purpose and result of such visit or inquiry, and shall provide to KHK copies of any minutes of the inspection generated by UGNX or the CROs and/or subcontractors following such inspection and any report or correspondence provided by UGNX or the CROs and/or subcontractors to the Regulatory Authority or issued by or provided by the Regulatory Authority to UGNX or the CROs and/or subcontractors, in connection with such visit or inquiry.  UGNX shall advise KHK of the material aspects of such minutes and correspondence at the next JSC meeting.

4.13.2Not more than once per year, if KHK has any reasonable concerns regarding the CROs and/or any other subcontractors as set forth in Section 4.13.1, UGNX shall have such CROs and/or subcontractors accept inspection or audit by KHK or its designee, at KHK’s expense and on not less than thirty (30) days’

prior notice, and allow KHK or its designee to access, during normal business hours, any record set forth in Section 4.13.1.

4.13.3Before entering into an agreement with a CRO which carries out monitoring service related to the Clinical Trials in Japan or Korea, respectively, or any amendment thereof, UGNX shall allow KHK to review the draft of such agreement or amendment and UGNX shall take into consideration KHK’s opinion or advice in good faith. UGNX shall promptly provide KHK with a copy of each executed agreement or amendment.”

8.	A new Section 5.1.5 shall be added that provides as follows:

“5.1.5 UGNX Assistance In Japan and Korea (a) Though any and all regulatory activities related to applications or filing for Marketing Approvals and Pricing and/or Reimbursement Approvals in Japan and Korea remain within KHK Non-Core Development Activities as stipulated in section 2.1.4, UGNX shall provide all assistance reasonably requested by KHK at KHK’s sole expense. (b) UGNX shall take all steps reasonably necessary, at KHK’s sole expense, to transfer and assign the UGNX Regulatory Data for the Licensed Products in Japan and Korea to KHK. (c) At KHK’s sole expense, UGNX shall provide KHK with copies of all material correspondence between UGNX and any Regulatory Authorities with respect to the Development of the Licensed Products in Japan and Korea.  (d) Upon request of KHK, UGNX shall use Commercially Reasonable Efforts to assist KHK at KHK’s cost in connection with any meetings with, or requests from, Regulatory Authorities with respect to Licensed Products in Japan and Korea.”

9.

Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Agreement shall continue in full force and effect as provided therein. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are defined in the Agreement.

10.

This Amendment may be executed in identical duplicate copies exchanged by facsimile or e-mail (PDF form) transmission.  The Parties agree to execute two identical original copies of this Amendment after exchanging signed facsimile versions.  Each identical counterpart will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to Collaboration and License Agreement to be effective as of the Amendment Effective Date.

KYOWA HAKKO KIRIN CO., LTD.		ULTRAGENYX PHARMACEUTICAL INC.

By:	/s/ Tamao Watanabe	By:	/s/ Tom Kassberg
Name:	Tamao Watanabe	Name:	Tom Kassberg
Title:	Director, Business Development Department	Title:	CBO